Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-105550 and 333-110966) and in the related Prospectuses and also in the Registration Statements (Form S-8 Nos. 333-60207 and 333-101673) of United Defense Industries, Inc. of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of United Defense Industries, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
March 4, 2004